Exhibit 99(a)(1)(A)

COMPANY NOTICE

TO HOLDERS OF

2.625% Convertible Senior Debentures due 2023

ISSUED BY

THE COOPER COMPANIES, INC.

CUSIP NUMBERS: 216648 AF 2 and 216648 AG 0

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of June 25, 2003 (the “Indenture”), between The Cooper Companies, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), that at the option of each holder (the “Holder”) of the Company’s 2.625% Convertible Senior Debentures due 2023 (each a “Security” and together, the “Securities”), the Securities will be repurchased by the Company for $1,000 in cash per $1,000 principal amount of the Securities (the “Repurchase Price”) plus accrued and unpaid interest and Additional Interest Amounts (as such term is defined in the Indenture), if any, to, but not including, July 1, 2008 (such date, or such later date to which such date may be extended under limited circumstances as discussed in Section 2.1 hereof, the “Repurchase Date”), subject to the terms and conditions of the Indenture, the Securities and this notice (the “Company Notice”) and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Securities at any time prior to 5:00 p.m., New York City time, on Monday, June 30, 2008 (such date and time, or such later date and time to which the Put Option may be extended under limited circumstances as discussed in Section 2.1 hereof, the “Expiration Date”). This Company Notice is being sent to Holders pursuant to the provisions of Section 4.1 of the Indenture and paragraph 6 of the Securities. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company repurchase the Securities and receive the Repurchase Price, you must validly surrender the Securities prior to the Expiration Date. Securities surrendered for repurchase may be withdrawn at any time prior to the Expiration Date. The right of Holders to surrender Securities for repurchase in the Put Option expires on the Expiration Date.

As of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through Depository Trust Company (“DTC”) accounts and there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC as described more fully below.

The Paying Agent is: Wells Fargo Bank, National Association

By Regular, Registered or Certified Mail or Overnight Courier: Wells Fargo Bank, National Association Attention: Corporate Trust Department 707 Wilshire Boulevard., 17th Floor Los Angeles, CA 90017	For Information: (213) 614-2588	By Facsimile: (213) 614-3355 Attention: Corporate Trust Department Confirm Receipt of Facsimile Only: (213) 614-2588

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

The date of this Company Notice is June 2, 2008.

No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for repurchase and, if so, the amount of Securities to surrender.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my securities?

The Cooper Companies, Inc. is obligated, at your option, to repurchase your validly surrendered Securities. (Page 3)

Why is the Company offering to repurchase my securities?

The right of each Holder of the Securities to surrender and the obligation of the Company to repurchase the Securities pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on June 25, 2003. The purpose of furnishing you with this Company Notice is to comply with Section 4.1(b) of the Indenture and paragraph 6 of the Securities. We are required to repurchase the Securities of any Holder who validly surrenders such Holders Securities pursuant to the terms of the Securities and the Indenture. (Pages 3-4)

What securities are you obligated to repurchase?

We are obligated to repurchase all of the Securities validly surrendered at the option of the Holder. As of May 30, 2008, there was $115,000,000 aggregate principal amount of Securities outstanding. The Securities were issued under the above-referenced Indenture. (Pages 3-4)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, the Repurchase Price, which is equal to $1,000 per $1,000 principal amount of the Securities plus accrued and unpaid interest and Additional Interest Amounts, if any, to, but not including, the Repurchase Date, with respect to any and all Securities validly surrendered for repurchase and not withdrawn. (Page 4)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading the Securities. However, we believe the Securities currently are traded over-the-counter (or, in the case of Securities with CUSIP 216648 AF 2, in the PORTAL Market of the NASDAQ Stock Market, Inc. (“PORTAL”)). To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s common stock, par value $0.10 per share (the “Common Stock”), and the market for similar securities. Holders are urged to obtain current market information for the Securities prior to making any decision with respect to the Put Option. The Common Stock of the Company into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “COO.” On May 30, 2008, the closing sales price of the Common Stock on the NYSE was $40.45 per share. (Pages 4-5)

What does the board of directors of the Company think of the Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for repurchase in the Put Option. You must make your own decision whether to surrender your Securities for repurchase in the Put Option and, if so, the amount of Securities to surrender. (Page 4)

When does the Put Option expire?

The Put Option expires on the Expiration Date, which is 5:00 p.m., New York City time, on Monday, June 30, 2008, or such later date and time to which the Put Option may be extended under limited circumstances as discussed in Section 2.1 hereof. We will not extend the period Holders have to accept the Put Option unless reasonably necessary to comply with applicable laws. (Pages 3-4)

What are the conditions to the repurchase by the Company of the Securities?

The repurchase by us of validly surrendered Securities is not subject to any condition other than such repurchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

How do I surrender my Securities?

To surrender your Securities for repurchase pursuant to the Put Option, you must surrender the Securities through the transmittal procedures of DTC no later than the Expiration Date.

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Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC.

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Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tender Offer Program (“ATOP”) system, subject to the terms and procedures of that system on or before the Expiration Date.

By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (Pages 6-8)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly forward to Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”), prior to 10:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for the Securities validly surrendered and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 8)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for repurchase at any time prior to the Expiration Date. (Page 8)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to the Expiration Date. (Page 8)

Do I need to do anything if I do not wish to surrender my Securities for repurchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not repurchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 6)

If I choose to surrender some of my Securities for repurchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for repurchase. If you wish to surrender a portion of your Securities for repurchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 6)

If I do not surrender my Securities for repurchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for repurchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of a Security into cash and shares of Common Stock, if any, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 4)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for repurchase in the Put Option?

The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes, and you may recognize gain, income, loss or deduction. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 10-12)

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as the Paying Agent in connection with the Put Option. The Paying Agent’s address and telephone and facsimile numbers are set forth on the front cover page of this Company Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for repurchase in the Put Option may be directed to the Paying Agent at the address, telephone and facsimile numbers set forth on the front cover page of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning The Company. The Company develops, manufactures and markets healthcare products, primarily medical devices through its two business units, CooperVision, Inc. (CVI) and CooperSurgical, Inc. (CSI). The Company was incorporated in Delaware in 1980. The Company maintains its registered and principal executive offices at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588, and the telephone number there is (925) 460-3600.

2. Information Concerning The Securities. The Securities were issued under the Indenture, dated as of June 25, 2003, between The Cooper Companies, Inc, and Wells Fargo Bank, National Association, as Trustee. As of May 30, 2008, there was $115,000,000 aggregate principal amount of Securities outstanding. The Securities mature on July 1, 2023.

2.1. The Company’s Obligation to Repurchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated, at the Holder’s option, to repurchase on the Repurchase Date, all Securities validly surrendered for repurchase and not withdrawn prior to the Expiration Date. This Put Option will expire on the Expiration Date, which is 5:00 p.m., New York City time, on Monday, June 30, 2008, or such later date and time to which the Put Option may be extended under limited circumstances as discussed in this Section 2.1. The Company reserves the right to make changes to the terms of the Put Option, including changing the Expiration Date and Repurchase Date, if reasonably necessary to comply with the Federal securities laws and regulations. Pursuant to Section 4.6 of the Indenture, the Company’s compliance with such laws and regulations shall not in and of itself cause a breach of the Company’s obligations with respect to the Put Option. If we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Company Notice that we will distribute to Holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. To comply with applicable laws, it may be necessary to extend the Expiration Date (and therefore the Repurchase Date) for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five-to-ten business-day period. If we are required to extend the Expiration Date (and therefore the Repurchase Date), we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Securities is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Company Notice.

2.2. Repurchase Price. Pursuant to the terms of the Indenture and the Securities, the Repurchase Price to be paid by the Company for the Securities on the Repurchase Date is $1,000 per $1,000 principal amount of the Securities plus accrued and unpaid interest and Additional Interest Amounts, if any, to, but not including, the Repurchase Date. Unless the Company defaults in making payment of such Repurchase Price, interest and Additional Interest Amounts, if any, on Securities validly surrendered for repurchase by the Company, will cease to accrue on and after the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Securities validly surrendered for repurchase and not withdrawn prior to the Expiration Date. Securities validly surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Repurchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Securities on the Repurchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities and the Common Stock before making a decision whether to surrender their Securities for repurchase.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for repurchase pursuant to the Put Option. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for repurchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. Holders that do not surrender their Securities for repurchase pursuant to the Put Option will maintain the right to convert their Securities into cash and Common Stock, if any, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to the Expiration Date, as described in Section 4 below, and then only in accordance with the Indenture and the Securities. As of May 30, 2008, the Conversion Rate was 22.5201 shares per $1,000 principal amount of Securities, subject to subsequent adjustment as set forth in the Indenture. The conversion agent for the Securities is Wells Fargo Bank, National Association. The conversion agent’s address, telephone and facsimile numbers are set forth on the front cover page of this Company Notice.

2.4. Market for the Securities and the Company’s Common Stock. There is no established reporting system or market for trading the Securities. However, we believe the Securities currently are traded over-the-counter (or, in the case of Securities with CUSIP 216648 AF 2, in the PORTAL market). To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following our repurchase of Securities pursuant to the Put Option, Securities not repurchased pursuant to the Put Option may continue to be traded over-the-counter (or in the PORTAL market in the case of Securities with CUSIP 216648 AF 2); however, we anticipate that the trading market for the Securities will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following our repurchase of Securities pursuant to the Put Option. We cannot assure you that a market will exist for the Securities following our repurchase of Securities pursuant to the Put Option. The extent of the market for the Securities following our repurchase of Securities pursuant to the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. As of the date of this Company Notice, all of the Securities are held in global form through DTC. As of May 30, 2008, there was $115,000,000 aggregate principal amount of Securities outstanding and DTC was the sole record Holder of the Securities.

Our Common Stock is listed on the NYSE under the symbol “COO.” The following table sets forth, for the calendar year quarters indicated, the high and low sales prices of our Common Stock as reported on the NYSE.

Calendar Quarters	High	Low
2008
2nd Quarter (through May 30, 2008)	$40.70	$34.16
1st Quarter	41.66	29.71
2007
4th Quarter	$53.53	$36.68
3rd Quarter	57.60	47.95
2nd Quarter	56.56	48.21
1st Quarter	53.00	43.52
2006
4th Quarter	$58.94	$42.75
3rd Quarter	56.78	41.94
2nd Quarter	55.08	41.85
1st Quarter	56.80	49.50

On May 30, 2008, the closing sales price of the Common Stock on the NYSE was $40.45 per share. As of May 30, 2008, there were approximately 44,992,632 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and for the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.

2.5. Redemption. Beginning July 1, 2008 (the “Redemption Date”), the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the principal amount of Securities to be redeemed plus any accrued and unpaid interest and Additional Interest Amounts, if any, on those Securities to, but not including, the Redemption Date.

2.6. Fundamental Change. A Holder may require the Company to repurchase for cash any of the Holder’s Securities not already repurchased if there is a Fundamental Change (as defined in the Indenture) on or prior to July 1, 2013 at a redemption price equal to 100% of the principal amount of Securities to be redeemed plus any accrued and unpaid interest and Additional Interest Amounts, if any, on those Securities to, but not including, the Fundamental Change Repurchase Date (as defined in the Indenture).

2.7. Ranking. The Securities are senior unsecured general obligations of the Company ranking equally with other existing and future senior unsecured indebtedness of the Company and ranking senior in right of payment to any future indebtedness of the Company that is expressly made subordinate to the Securities by the terms of such indebtedness.

Holders of our secured indebtedness have claims that are prior to your claims as holders of the Securities to the extent of the value of the assets securing that other indebtedness. Our revolving credit facility is secured by liens on a substantial portion of our assets. The Securities are effectively subordinated to all such secured indebtedness. We are not restricted under the terms of the Securities from incurring additional indebtedness, including secured debt.

We conduct substantially all of our operations through our subsidiaries, and our subsidiaries do not guarantee the Securities. As a result, the Securities are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including those to trade creditors. The Securities do not restrict the ability of our subsidiaries to incur additional liabilities.

2.8. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures To Be Followed By Holders Electing To Surrender Securities For Repurchase. Holders will not be entitled to receive the Repurchase Price for their Securities unless they validly surrender and do not withdraw the Securities prior to the Expiration Date. Only registered Holders are authorized to surrender their Securities for repurchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Securities prior to the Expiration Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1. Method of Delivery. As of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts, and there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. This Company Notice constitutes the notice described in Section 4.1(b) of the Indenture. A form of Repurchase Notice (as defined in the Indenture) is attached to this Company Notice as Annex B. The delivery of Securities via the ATOP system will satisfy Holders’ notice requirements in the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through the ATOP system, is at the election and risk of the person surrendering such Securities.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms and conditions set forth in this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

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upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities or to convert the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Securities that are repurchased by the Company), all in accordance with the terms set forth in this Company Notice;

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such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

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such Holder understands that all Securities validly surrendered for repurchase and not withdrawn prior to the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Company Notice and related notice materials, as amended and supplemented from time to time;

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payment for Securities repurchased pursuant to the Company Notice will be made by deposit of the Repurchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to the Expiration Date;

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all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

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the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

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all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “—Securities in Global Form” prior to the Expiration Date.

Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities prior to the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through the ATOP system, subject to the terms and procedures of that system prior to the Expiration Date.

In surrendering Securities through the ATOP system, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “3.2 Agreement to be Bound by the Terms of the Put Option.”

4. Right Of Withdrawal. Securities surrendered for repurchase may be withdrawn at any time prior to the Expiration Date. In order to withdraw Securities, Holders must comply with the withdrawal procedures of DTC prior to the Expiration Date. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above. In addition, Securities that are not accepted by us pursuant to the Put Option on or after the Expiration Date, may be withdrawn.

This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant prior to the Expiration Date. The withdrawal notice must:

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specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

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be submitted through the ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

5. Payment For Surrendered Securities. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for the Securities validly surrendered and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Securities is $115,000,000 (assuming all of the Securities are validly surrendered for repurchase and accepted for payment) plus accrued and unpaid interest and Additional Interest Amounts, if any, to, but not including, the Repurchase Date. In the event any Securities are surrendered and accepted for payment, we intend to use borrowings from our $650 million syndicated Senior Unsecured Revolving Line of Credit (the “Revolver”) dated as of January 31, 2007, among The Cooper Companies, Inc., the lenders from time to time party thereto, KeyBank National Association, as sole bookrunner, lead arranger, administrative agent, swing line lender and LC issuer, Citigroup Global Markets Inc., as lead arranger, JPMorgan Chase Bank, N.A., as syndication agent, Union Bank of California, N.A. and BMO Capital Markets Financing Inc., as co-documentation agents, and BNP Paribas, The Royal Bank of Scotland PLC and SunTrust Bank, as managing agents, to repurchase the Securities. We have the ability from time to time to increase the size of our Revolver by up to an additional $250 million. The Revolver matures on January 31, 2012. Interest rates for borrowings under our Revolver are based on the London Interbank Offered Rate (LIBOR) plus additional basis points determined by certain ratios of debt to pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the credit agreement governing the Revolver. These basis points range from 75 to 150. As of May 30, 2008, the additional basis points were 150.

The following table sets forth all expenses incurred or estimated to be incurred in connection with the Put Option. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee. The Company will be responsible for paying all expenses.

SEC filling fee	$4,519.50
Financial printer fees	$3,000.00
Legal fees and expenses	$200,000.00
Miscellaneous	$42,480.50

Total	$250,000.00

6. Securities Acquired. Any Securities repurchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans Or Proposals Of The Company. Except as publicly disclosed prior to the date of this Company Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for repurchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

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any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

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any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests Of Directors, Executive Officers And Affiliates Of The Company In The Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not repurchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

9. Repurchases Of Securities By The Company And Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to repurchase Securities) other than through the Put Option until at least the tenth business day after the Expiration Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may repurchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Repurchase Price. Any decision to repurchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for repurchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Certain United States Federal Income Tax Considerations. The following discussion is a summary of certain U.S. federal income tax considerations relevant to the repurchase of the Securities pursuant to the Put Option. This discussion applies only to persons who hold the Securities as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, investors in pass-through entities, persons who acquire Securities in connection with the performance of services, certain U.S. expatriates, persons holding Securities as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interest therein, United States persons whose functional currency is not the U.S. dollar and, except to the extent discussed below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the repurchase of the Securities and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

If a partnership holds Securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Securities, you should consult your tax advisor regarding the tax consequences of the repurchase of the Securities.

EACH PROSPECTIVE TENDERING HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REPURCHASE OF SECURITIES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

U.S. HOLDERS

As used herein, the term “U.S. Holder” refers to a person that is classified for U.S. federal income tax purposes as a “United States person”. For this purpose, a United States person includes (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Holders.

Upon the repurchase of a Security pursuant to the Put Option, a U.S. Holder will recognize gain or loss to the extent of the difference between the cash received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Securities, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income), and the U.S. Holder’s adjusted tax basis in the Securities. A U.S. Holder’s tax basis in a Security will initially equal the cost of the Security and will subsequently be increased by any market discount previously included in income by the U.S. holder with respect to the Security and reduced by any premium taken into account by the U.S. holder with respect to the Security. Generally, except to the extent of accrued market discount (if any) on repurchased Securities that such holder has not previously included in income (which will be taxable as ordinary income), any such gain or loss recognized by a U.S. Holder upon the repurchase will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the Security is held for more than one year. The deductibility of capital losses is subject to limitation.

NON-U.S. HOLDERS

As used herein, the term “Non-U.S. Holder” refers to a person that is classified for U.S. federal income tax purposes as (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a nonresident alien fiduciary of a foreign estate or trust.

In general, amounts received by a Non-U.S. Holder on the repurchase of the Securities attributable to interest will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	the Non-U.S. Holder is not a bank that received the Securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or the Paying Agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Securities on behalf of the Non-U.S. Holder certifies to us or the Paying Agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the Paying Agent with a copy of such statement or (3) the Non-U.S. Holder holds its Securities directly through a “qualified intermediary” and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Security is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Security is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

The certification requirements described above may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a Security held by a foreign partnership, that:

•	the certification described above be provided by the partners and

•	the partnership provide certain information.

Further, a look-through rule will apply in the case of tiered partnerships. Special rules are applicable to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Non-U.S. Holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a repurchase of Securities unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or if a tax treaty applies, the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes. We believe we are not and have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on the net gain derived from the sale. Any such effectively connected gain received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty.

BACKUP WITHHOLDING

To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing an IRS Form W-9, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, and provide such completed IRS Form W-9 or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Securities may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained.

To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption.

Certain Holders (including, among others, corporations) are exempt recipients not subject to backup withholding requirements. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to file IRS Form W-9, should complete and return the IRS Form W-9 (checking the “Exempt” box on its face).

11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Office of Investor Education and Advocacy of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Office of Investor Education and Advocacy of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to the Expiration Date; and

•

The description of our Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on October 28, 1983, including any amendment or report filed for the purpose of updating that description, and the description of the preferred stock purchase rights contained in our Registration Statement on Form 8-A/A filed with the SEC on November 14, 2007.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

If a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used but not specifically defined this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

14. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control; provided, however, that to the extent that the provisions of any securities laws conflict with the terms of Article IV of the Indenture, such provisions will control, and the Company’s compliance with such provisions shall not in and of itself cause a breach of its obligations under Article IV of the Indenture.

None of the Company or its board of directors or employees is making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for repurchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for repurchase and, if so, the principal amount of Securities to surrender based on their own assessment of the current market value of the Securities and the Common Stock and other relevant factors.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
A. Thomas Bender	Chairman of the Board, Director
Allan E. Rubenstein, M.D.	Vice Chairman of the Board and Lead Director
Robert S. Weiss	Director
Michael H. Kalkstein	Director
Jody S. Lindell	Director
Moses Marx	Director
Donald Press	Director
Steven Rosenberg	Director
Stanley Zinberg, M.D.	Director

Executive Officers

Name	Title
Robert S. Weiss	President and Chief Executive Officer
Eugene J. Midlock	Senior Vice President and Chief Financial Officer
Rodney E. Folden	Corporate Controller
Carol R. Kaufman	Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer
Daniel G. McBride, Esq.	Vice President and General Counsel
Albert G. White III	Vice President, Investor Relations and Treasurer
John A. Weber	President, CooperVision, Inc.
Andrew Sedgwick	President of EMEA, CooperVision, Inc.
Jeffery A. McLean	Executive Vice President of Commercial Strategies, CooperVision, Inc.
Nicholas J. Pichotta	Chief Executive Officer, CooperSurgical, Inc.
Paul L. Remmell	President and Chief Operating Officer, CooperSurgical, Inc.

The business address of each person set forth above is c/o The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588 and the telephone number there is (925) 460-3600.

ANNEX B

Form of Repurchase Notice

                    ,

Wells Fargo Bank, National Association

707 Wilshire Boulevard, 17th Fl.

Los Angeles, CA 90017

Attention: Madeliana Hall—Corporate Trust Department

Fax: (213) 614-3355

RE: The Cooper Companies, Inc. (the “Company”)

2.625% Convertible Senior Debentures due 2023

This is a Repurchase Notice as defined in Section 4.1 of the Indenture dated as of June 25, 2003 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee. Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Certificate No(s) of Securities:

I intend to deliver the following aggregate Principal Amount of Securities for purchase by the Company pursuant to Section 4.1 of the Indenture (in multiples of $1,000):

$

I hereby agree that the Securities will be repurchased on the Repurchase Date pursuant to the terms and conditions specified in the Securities and the Indenture.

Signed: